U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C.
                                              FORM 4
                        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   SIMPSON, BARCLAY
   4637 Chabot Drive, Suite 200
   Pleasanton, CA  94588
   USA

2. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO. INC. - (SMCO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   MARCH, 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director                    (X) 10% Owner
   (X) Officer (give title below)  ( ) Other (specify below)

   CHAIRMAN OF THE BOARD

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |03/25/|  G | |         25,000   | D |    $25.00 |      6,124,055    |   I  | By General Partnership    |
                           |   97 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/25/|  J | |            337   | A |    $25.00 |                   |      |                           |
                           |   97 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/25/|  J | |            122   | A |           |          1,854    |   I  | By Trust                  |
                           |   97 |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |        254,100    |   D  |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

J The shares are owned by the Simpson Manufacturing Co., Inc. Profit Sharing Plan for Salaried Employees (the "Plan") of which the reporting person is a trustee and a participant. The Plan purchased 20,000 shares of Common Stock on March 25, 1997. The reporting person's pecuniary interest in this purchase is 337 shares. By virtue of changes in the percentage interests of the Plan participants, the additional 122 shares are allocated to the reporting person's account in the Plan.

SIGNATURE OF REPORTING PERSON

BY:  Barclay Simpson


/s/  Barclay Simpson
------------------------------

DATE

April 4, 1997
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